Exhibit 3.3

Section 7.7 of the By-Laws, as amended and restated, is hereby amended and restated in its entirety to read as follows.

ARTICLE 7

MISCELLANEOUS

Section 7.7                          Amendments.  These By-Laws may be ~~rescinded, changed or~~ amended~~,~~ or repealed and provisions hereof may be waived~~, at any meeting of~~ by either (a) the Board of Directors by the affirmative vote of a majority of the entire number of Directors at the time, or (b) the affirmative vote, at a meeting of the shareholders of the Corporation, of at least a majority of the votes entitled to be cast by the holders of the outstanding shares of all classes of stock of the Corporation entitled to vote generally in the election of Directors, considered for purposes of this Section 7.7 as a single voting group, except as otherwise required by the Corporation’s Restated Articles of Incorporation or by the Indiana Business Corporation Law, provided, however, that no By-Law may be adopted that is inconsistent with the Indiana Business Corporation Law.